August 17, 2017

State Street Bank and Trust Company
Channel Center
1 Iron Street
Boston, Massachusetts 02210
Attention: Shawn Alarie, Senior Vice President

Re:	DIAMOND HILL GLOBAL FUND

Ladies and Gentlemen:

In accordance with Section 20.5, the Additional Funds and Portfolios provision of the Master Custodian Agreement dated as of March 1, 2014, between State Street Bank and Trust Company (the “Custodian”) and each of the entities set forth on Appendix A thereto, as amended, modified, or supplemented from time to time (the “Agreement”), Diamond Hill Funds hereby requests that the Custodian act as custodian for Diamond Hill Global Fund under the terms of the Agreement. An updated version of Appendix A is attached hereto.

Please indicate your acceptance of the foregoing by signing this letter Agreement below.

Sincerely,

DIAMOND HILL FUNDS
on behalf of Diamond Hill Global Fund

By:     /s/ Thomas E. Line
Name:     Thomas E. Line
Title:     Chief Executive Officer, Duly Authorized

Agreed and Accepted:
STATE STREET BANK AND TRUST COMPANY

By: /s/ Andrew Erickson
Name: Andrew Erickson
Title: Executive Vice President, Duly Authorized

Effective Date:     December 29, 2017
APPENDIX A
to
Master Custodian Agreement
(updated as of August 17, 2017)

Management Investment Companies Registered with the SEC and Portfolios thereof

DIAMOND HILL FUNDS

Diamond Hill Small Cap Fund
Diamond Hill Small-Mid Cap Fund
Diamond Hill Mid Cap Fund
Diamond Hill Large Cap Fund
Diamond Hill All Cap Select Fund
Diamond Hill Long-Short Fund
Diamond Hill Research Opportunities Fund
Diamond Hill Financial Long-Short Fund
Diamond Hill Global Fund
Diamond Hill Short Duration Total Return Fund
Diamond Hill Core Bond Fund
Diamond Hill Corporate Credit Fund
Diamond Hill High Yield Fund